EXHIBIT 5

Deloitte & Touche LLP Brookfield Place 181 Bay Street Suite 1400 Toronto ON M5J 2V1 Canada Tel: 416-643-8073 Fax: 416-601-6590 www.deloitte.ca
Consent of Independent Registered Chartered Accountants
We consent to the incorporation by reference in the Registration Statements Nos. 333-90920, 333-105310 and 333-151733 on Form S-8 and to the use of our reports dated February 10, 2010 relating to the consolidated financial statements of Sun Life Financial Inc. (the “Company”) (which report expresses an unqualified opinion and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference relating to changes in accounting principles) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 40-F of the Company for the year ended December 31, 2009.
/s/ “Deloitte & Touche LLP”
Independent Registered Chartered Accountants
Licensed Public Accountants
Toronto, Canada
February 10, 2010
Membre de / Member of Deloitte Touche Tohmatsu